EXHIBIT 5

[LETTERHEAD]

July 7, 2000

InFocus Corporation
27700B S.W. Parkway Avenue
Wilsonville, Oregon 97070

Gentlemen:

    We have acted as counsel for InFocus Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering shares of common stock (the "Shares") of the Company issuable pursuant to stock options granted by Proxima ASA, a corporation organized under the laws of the Kingdom of Norway, that the Company has assumed (the "Norwegian Options").

    We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

    Based on the foregoing, it is our opinion that, under the corporate laws of the State of Oregon, the Shares offered and to be offered by the Company pursuant to the Norwegian Options have been duly authorized under the Company's Articles of Incorporation, as amended, and, when issued by the Company pursuant to the terms of the 1998 Plan and upon payment therefor, will be validly issued, fully paid and nonassessable securities of the Company.

    This opinion is dated as of the date hereof.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under Item 5 in the Registration Statement.

                      Sincerely,

                      GARVEY, SCHUBERT & BARER